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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered effective as of September 1, 2000 by and between VESTIN GROUP, INC., a Delaware corporation (the "Corporation"), and Ira S. Levine (the "Executive") with reference to the following facts:

                                  WITNESSETH:

     WHEREAS, the Corporation desires to retain Executive in the position of Executive Vice President of Legal and Corporate Affairs and Executive desires to accept such position; and

     WHEREAS, in order to retain the services of the Executive and to maximize the period of his continued availability, the Corporation desires to enter into this Agreement with Executive as is more fully set forth herein.

     NOW, THEREFORE, on the basis of the foregoing facts and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. Employment. The Corporation hereby agrees to, and does hereby, employ the Executive and Executive hereby accepts employment with the Corporation on the terms and conditions set forth in this Agreement (the "Agreement").

     2. Term. The term of this Agreement shall commence on September 1, 2000, and shall continue until December 31, 2003 (the "Term"). After the original Term, this Agreement shall continue for successive three (3) year periods unless either party hereto shall notify the other in writing at least one hundred eighty (180) days prior to the end of the Term of their intention of not renewing the same. Subject to the terms and conditions of this Agreement, the Corporation agrees not to terminate the Executive during the Term except for Cause. Executive shall be considered terminated, at the Executive's election, if (i) there is a Change of Control, as defined herein, of the Corporation, or (ii) a resignation by Executive for Good Reason, as defined herein.

     3.   Duties and Services.

          a. The Corporation and the Executive hereby agree that, subject to the provisions of this Agreement, the Corporation will employ the Executive and the Executive will serve the Corporation as Executive Vice President of Legal and Corporate Affairs. The Corporation understands, acknowledges and agrees that during the first four months of this Agreement the Executive may not be available full time to the Corporation as he transitions his private law practice.

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          b.    Executive agrees during the term of this Agreement not to usurp a corporate opportunity for his own financial gain. A corporate opportunity shall be defined as a business opportunity which the Corporation is financially able to undertake, is, from its nature, in the line of the Corporation's business and is one in which the Corporation has an interest or a reasonable expectancy. Executive agrees that he shall offer a corporate opportunity to the Corporation. The Corporation shall have ten
                (10) days to either take the opportunity for itself or to reject the opportunity in which case Executive shall have the right to pursue such opportunity for himself. Failure to notify Executive within such ten (10) day period shall be deemed a rejection of the opportunity by the Corporation.

     4. Definitions. The following terms shall have the following meanings when used herein:

          a. Change of Control. For the purpose of this Agreement, a "Change of Control" of the Corporation shall be deemed to occur if any person or entity directly or indirectly acquires ownership, control, power to vote, or proxies representing more than twenty-five percent (25%) of the Voting Stock of Vestin, or of any entity controlling Vestin, or any successor thereto, or obtains control of the election of a majority of the members of the Board of Directors of Vestin, or any successor thereto (the "Board") or of any entity controlling Vestin.

          b. Cause. Cause shall exist when and only when Executive (i) after receipt of written notification by the Board of Directors or the CEO has wilfully failed and continues to fall after such written notice for a period of thirty (30) days to substantially perform his duties (other than failure resulting from incapacity due to physical or mental illness), (ii) is convicted of a crime constituting a felony, or (iii) has been proven by a court of law to be dishonest, has embezzled or has committed common law fraud ("for Cause").

          c. Good Reason. Executive may terminate Executive's employment Term under this Agreement for "Good Reason." Good Reason shall mean the occurrence without the consent of Executive of any of the circumstances set forth below, unless such circumstances are fully corrected within ten (10) days after delivery of written notice of termination based on such occurrence to the
                Corporation:

                (1) a reduction by the Corporation of the Base Salary as then in effect or the duties of the Executive as then in effect;


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          (2)  the failure by the Corporation to provide, when required, any compensation or benefits;

          (3) a breach of this Agreement by the Corporation which is not cured within ten (10) days following notice of such breach by Executive to the Corporation;

5.   Compensation.

     a. As salary during the Term, the Corporation shall pay the Executive, in accordance with its normal payroll, a minimum annual salary which shall initially be $262,500 (the "Base Salary"), such salary to be paid no less than semi-monthly during the Term. The Executive shall receive such additional salary as the Board of Directors of the Corporation may from time to time determine during the Term but at no time shall the Base Salary be less than the initial Base Salary identified in the immediately preceding sentence increased by the increase in the relevant CPI increase for the immediately preceding 12-month period. This CPI adjustment shall be made effective September 1 of each year commencing September 1, 2001. Unless expressly agreed in writing by the parties hereto, no such additional compensation or benefits shall be deemed to modify or otherwise effect the terms or conditions of this Agreement. Notwithstanding the foregoing if Executive resigns for Good Reason or Executive is terminated other than (i) for Cause, as defined herein, or (ii) as a result of a Change of Control, as defined herein, Executive shall be entitled to the greater of twelve (12) months Base Salary of the Base Salary due to Executive for the remaining term of this Agreement as severance, plus the continuation of all of Executive's benefits for the greater of twelve (12) months and the remaining term of this Agreement, and all options shall immediately vest. In the event of a Change of Control, Executive shall be entitled to the greater of two
          (2) years Base Salary or the Base Salary due for the remaining term of this Agreement, as severance, plus the continuation of all of Executive's benefits for the greater of two (2) years and the remaining term of this Agreement, and all options shall immediately vest provided Executive exercises his right pursuant to this Agreement to treat such change of control as a termination of this Agreement. In the event Executive does not exercise his right to be terminated upon a Change of Control this Agreement shall renew for a period of three (3) years commencing on the day preceding the Change of Control. In the event Executive resigns for Good Reason, is terminated other than for cause or there is a Change in Control, all obligations to pay Executive shall be due and owed in cash in a lump sum payment without discount or offset on the earlier of the date of termination, the date of the Change of Control and/or the date Executive elects termination pursuant to the provisions of Paragraph 2 hereof.


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            b.    Expense Reimbursement. Upon presentation by Executive to the
                  Corporation of adequate supporting documentation, the Corporation shall reimburse Executive for all reasonable and necessary business, travel and entertainment expenses, disbursements, and other reasonable and necessary incidental expenses incurred for or on behalf of the Corporation.

      6. Other Benefits. During the Term the Executive shall receive all rights and benefits for which he is then eligible under any employee benefit plan or bonus plan which the Corporation generally provides for its senior executives. Such benefits in any event include, but shall not be limited to, a bonus plan, which shall be explicitly set forth by the Corporation's Board of Directors within one hundred eighty (180) days of the execution of this Agreement, but Executive's bonus shall be no less than the highest bonus paid to other similarly situated Executives based upon a percentage of salary, and full medical, dental, disability, life and health insurance for Executive and his dependents. Further, Executive shall receive disability insurance guarantying payments equal to a minimum of sixty percent (60%) of his salary or at Executive's option Executive may purchase disability insurance and be reimbursed for such disability insurance by the Corporation. In addition, the Corporation shall pay for Executive's bar association dues with the State Bar of Nevada and California, the Clark County Bar Association, the American Bar Association and all other related associations and for all continuing legal education costs and fees including seminar fees and travel and lodging fees, which travel and lodging shall be approved in advance by the Corporation.

      7.    Options.    Executive shall receive options to purchase 150,000
shares of the Corporation's common stock to purchase 75,000 shares vesting immediately and the remaining options to purchase 75,000 shares vesting on the one (1) year anniversary of this Agreement unless Executive resigns for Good Reason, is terminated, dies, is disabled or there is a Change in Control in which case the options shall vest immediately.

      8. Death or Disability. In the event of the death of the Executive or the disability of the Executive, this Agreement shall immediately terminate and the Corporation shall pay to the Executive or his estate one (1) year's salary in cash in a single lump sum payment without discount or offset which payment shall be due and payable upon the sooner of (i) thirty (30) days of Executive's death or (ii) thirty (30) days after Executive is declared by his physician incapable of performing his duties as specified in this Agreement. The Corporation shall have the right to fund Executive's death and/or disability benefit through life insurance beyond that provided for in Section 6 if it so elects.

      9. Place of Performance. In connection with his employment by the Corporation during the Term, the Executive shall at all times be entitled to an office at the principal executive offices of the Corporation, located in Las Vegas, Nevada, or at such other office of the Corporation, in Las Vegas, Nevada, as the Chief Executive Officer of the Corporation shall, in his reasonable discretion deem to be in the best interest of the Corporation. In the event the Corporation moves its principal place of business outside of Las Vegas, Nevada, Executive at his option shall have the right to terminate this Agreement and receive the greater of such salary due him for the remaining Term
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this Agreement but in no event less than twelve (12) months' salary or to cause the Corporation to maintain an office in Las Vegas, Nevada for the Executive during the Term. In addition, Executive shall be entitled to appropriate legal secretarial assistance.

      10.   Outside Activities and Non-Competition.

            a. Covenant Not to Compete. Executive recognizes that the Corporation's decision to enter into this Agreement is induced primarily because of the covenants and assurances made by Executive, that Executive's covenant not to compete is necessary to ensure the continuation of the business of the Corporation and the reputation of the Corporation, and that irreparable harm and damage will be done to the Corporation if Executive competes with the Corporation. Therefore, Executive agrees that during the term of this Agreement and for a period of one (1) year following termination of this Agreement, Executive shall not, directly or indirectly, as an employee, employer, contractor, consultant, agent, principal, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or practice within the Practice Territory that is in competition in an manner whatsoever with the business of the Corporation as of the date this Agreement is executed without the written permission of the Corporation. Notwithstanding the foregoing, Executive may engage in the private practice of law during (provided such practice does not affect his duties pursuant to this Agreement) and after the Term of this Agreement. The Corporation understands, acknowledges and agrees that Executive may continue to service clients in addition to his obligations hereunder. The term "in competition in any manner whatsoever with the business of the Corporation" shall include the practice of accounting in the Practice Territory and engaging in the mortgage or accounting business in the Practice Territory. Practice Territory shall be defined as any area in which the Corporation has an office or conducts business. Executive agrees:

                  (i) If Executive should set up an office within the Practice Territory in competition with the business of the Corporation, it would cause economic harm and loss of goodwill to the Corporation resulting in immediate and irreparable loss, injuries, and damage to the Corporation.

                  (ii)  Notwithstanding anything to the contrary in this
                        Section 10, Executive is no prohibited from owning less than five percent (5%) of the equity of any publicly traded entity.

            b. Enforcement. The Corporation and Executive further agree that if any restriction in this Article is held by any court to be unenforceable or



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          unreasonable, a lesser restriction will be enforced in its place and the remaining restrictions in this Agreement will be enforced independently of each other. In any action to enforce any provision of this Article 10, the court may award reasonable attorneys' fees, costs, and expenses to the prevailing party. Notwithstanding the prior provisions of this Article, Executive shall be immediately released from the restrictive covenant in this Article and may practice in competition with the Corporation within the Practice Territory after the termination of this Agreement by purchasing the covenants described in this Article 10.a. The parties believe that reasonable compensation to the Corporation for the release of Executive from the restrictive covenants of this Article 10 would be Fifty Thousand Dollars ($50,000.00), which is the Corporation's anticipated costs of recruiting and training a replacement for Executive. Executive promises to pay, and the Corporation agrees to accept, that amount as consideration if Executive should desire to be released from the restrictive covenants of this Article 10.

     c. Survival. The provisions of this Article 10 shall survive the termination of this Agreement for one (1) year.

11.  Confidentiality of Information.

     a. Confidential Information. Executive agrees to keep confidential and not to use or to disclose to others during the term of this Agreement and for a period of five (5) years thereafter, except as expressly consented to in writing by the Corporation or required by law, any secrets or confidential technology, proprietary information, patient lists, or trade secrets of the Corporation, or any matter or thing ascertained by Executive through Executive's affiliation with the Corporation, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interest of the Corporation, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of the Corporation. This restriction shall not apply to any information that
          (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by Executive or Executive's affiliates, advisors, or representatives); (ii) is or becomes available to Executive on a nonconfidential basis from a source other than the Corporation or its affiliates, advisors, or representatives, provided that, at the time of disclosure to Executive, Executive is not aware that such source was bound by a confidentiality agreement with or other obligation of secrecy to the Corporation; or (iii) has already been or is hereafter independently acquired or developed by the Corporation; without violating any confidentiality agreement with or other obligation of secrecy to the Corporation.

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          b.   Departure.  Except as provided herein, should Executive leave the employment of the Corporation, Executive will neither take no retain, without prior written authorization from the Corporation, any papers, client lists, fee books, client records, files, or other documents or copies thereof or other confidential information or any kind belonging to the Corporation pertaining to the Corporation's clients, business, sales, financial condition, or products. Without limiting other possible remedies to the Corporation for the breach of this covenant, Executive agrees that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash or otherwise. Executive further agrees that if any restriction contained in this paragraph is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions contained herein shall be enforced independently of each other.

          c.   Exceptions.

               (i) Executive shall not be prohibited from releasing any confidential or proprietary information to Executive's legal counsel or financial advisors, provided that Executive places such advisors under legal obligation not to disclose the confidential information.

               (ii) It shall not be a breach of Executive's covenants under this Article 11 if a disclosure is made pursuant to a court order, a valid administrative agency subpoena, or a lawful request for information by an administrative agency. Executive shall give Corporation prompt notice of any such court order, subpoena, or request for information.

     12   Notice. All Notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) days after deposit in the United States mail, by certified mail with return receipt requested and postage prepaid, when delivered personally, one
(1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

          If to Corporation at:         2901 El Camino, Suite 206
                                        Las Vegas, Nevada 89102

          If to Executive at:           2344 Dolphin Ct.
                                        Henderson, Nevada 89014


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     13.  Miscellaneous.

          a. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns. This Agreement may not be assigned by the Corporation without the prior written consent of the Executive. The obligations and duties of the Executive hereunder shall be personal and not assignable.

          b. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law, but if any provision of this Agreement is found to be prohibited or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision of the remaining provisions of this Agreement.

          c. For purposes of this Agreement an "affiliate" of a person shall include any person, firm, corporation, association, organization, or unincorporated trade or business that, now or hereinafter directly or indirectly, controls, or is controlled by, or practices is under common control with such person.

          d. Any waiver, alteration or modification of any term of this Agreement will be valid only if made in writing and signed by the parties hereto. Each party hereto from time to time may waive any of his or its rights hereunder without effecting a waiver with respect to any subsequent occurrences or transactions hereunder.

          e. Captions and paragraph heading used herein are for convenience only are not a part and shall not be used in construing this Agreement.

          f. This Agreement constitutes the entire understanding and agreement of the parties and, except as otherwise provided hereunder, there are no other agreements or understandings, written or oral, in effect between the parties relating to the employment of the Executive by the Corporation during the Term. All prior negotiations or agreements, if any, between the parties relating solely to the employment of the Executive by the Corporation during the Term are hereby superseded.

          g. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

          h. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.


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     i    THE CORPORATION UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THE
          EXECUTIVE IS AN ATTORNEY WHO HAS PERFORMED LEGAL SERVICES FOR THE CORPORATION. THE CORPORATION AGREES THAT EXECUTIVE IS REPRESENTING HIMSELF IN THIS AGREEMENT AND NOT THE CORPORATION AND THE CORPORATION IS URGED TO SEEK LEGAL COUNSEL PRIOR TO THE EXECUTION OF THIS AGREEMENT.

     14. Arbitration. Any controversy between the parties hereto, including the construction or application of any of the terms, covenants or conditions of this Agreement, shall on written request of one party served on the other be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitrator selected must be a member of the National Academy of Arbitrators and must have significant experience in arbitrating labor disputes. Further, the Arbitrator must be an attorney practicing labor law in the Southern California area. The cost of such arbitration shall be borne by the losing party or in such proportions as the Arbitrator(s) shall decide. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction.

     15. The Executive's Employment. Nothing contained in this Agreement (i) obligates the Corporation or any subsidiary of the Corporation to employ the Executive in any capacity whatsoever, or (ii) prohibits or restricts the Corporation (or any such subsidiary) or the Executive from terminating the employment, if any, of the Executive at any time or for any reason whatsoever, with or without cause, subject to the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, this Agreement is effective as of the day and year first above written.

                                   "EXECUTIVE"

                                   /s/ IRA S. LEVINE
                                   ---------------------------------
                                   Ira S. Levine

                                   VESTIN GROUP, INC.,
                                   A DELAWARE CORPORATION

                                   By:  /s/ MICHAEL SHUSTEK
                                      -------------------------------
                                   Name: Michael Shustek
                                   Title: Chief Executive Officer



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